EXHIBIT 99

Farmers & Merchants Bancorp (OTCQX: FMCB) Increases Cash Dividend for the 57th Consecutive Year

The Board of Directors of Farmers & Merchants Bancorp (OTCQX: FMCB), a bank holding company headquartered in Lodi, California, declared a mid-year cash dividend of $7.85 per share, an increase of 4.7% over the $7.50 per share paid in July of 2021. The cash dividend is payable on July 1, 2022, to shareholders of record on June 10, 2022.  Kent A. Steinwert, Chairman, President and CEO noted, “The Board is pleased with the Company’s record first quarter 2022 and record full-year 2021 financial results and unanimously approved the cash dividend. This year marks the 87th consecutive year that Farmers & Merchants Bancorp has paid cash dividends and the 57th consecutive year we have increased dividends. As a result of the reliability of our cash dividends over many decades, we remain a member of a select group of only 44 publicly traded companies designated as “Dividend Kings” by Sure Dividend where Farmers & Merchants Bancorp is ranked 17th.”

For the quarter ended March 31, 2022, Farmers & Merchants Bancorp reported net income of $17.1 million, or $21.70 per share, compared with $16.7 million earned in the first quarter of 2021.  Earnings per share over the trailing 12 months total $84.54, up 9.2% compared with $77.40 per share for the same trailing period a year ago. Return on average assets for the first quarter of 2022 was 1.29% and return on average equity was 14.65%. Total assets at quarter-end were $5.4 billion, up 14.6% from the first quarter of 2021. The Company’s credit quality remained strong with only $437,000 of non-performing loans and leases as of March 31, 2022.  At quarter-end, the Company’s allowance for credit losses was $61.0 million, or 1.89% of total loans and leases. The Company’s tier 1 leverage capital ratio was 8.45% at March 31, 2022, and the total risk-based capital ratio was 13.14%.  The Company’s operating subsidiary, Farmers & Merchants Bank of Central California exceeded all regulatory requirements to be classified as “well capitalized”.

About Farmers & Merchants Bancorp
Farmers & Merchants Bancorp trades on the OTCQX under the symbol FMCB, and is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.   Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with over $5.4 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms.

F&M Bank is the 12th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Alameda, Napa and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their most recent CRA evaluation.

F&M Bank has recently been named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state.  This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of the agribusiness workforce.  F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding 105 years ago.

Farmers & Merchants Bancorp has paid dividends for 87 consecutive years and has increased dividends for 57 consecutive years. As a result, Farmers & Merchants Bancorp is member of a select group of only 44 publicly traded companies referred to as “Dividend Kings”. Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 30 consecutive years, longer than any other commercial bank in the State of California.

Forward-Looking Statements
This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, the COVID-19 pandemic, water management issues in California and general economic conditions, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.